                                                                    EXHIBIT 7.01




                               STRYPES AGREEMENT
                               -----------------

       THIS AGREEMENT is made as of this 22nd day of May, 1996, between MERRILL LYNCH CAPITAL SERVICES, INC. ("MLCS"), a Delaware corporation and wholly-owned subsidiary of MERRILL LYNCH & CO., INC., a Delaware corporation ("ML & Co."), ML & Co. and COX ENTERPRISES, INC., a Delaware corporation ("CEI").

     WHEREAS, ML & Co. has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (File No. 33-65135) and Post-Effective Amendment No. 1 thereto contemplating the offering of up to 9,775,000 of its Structured Yield Product Exchangeable for Stock/SM/, 6% STRYPES/SM/ Due June 1, 1999 (the "STRYPES"), the terms of which require ML & Co. to pay and discharge the STRYPES on June 1, 1999 (the "Maturity Date") by delivering to the holders thereof a specified number of shares of Class A Common Stock, par value $1.00 per share (the "Cox Common Stock"), of Cox Communications, Inc., a Delaware corporation ("Cox"), or, at ML & Co.'s option, cash with an equal value. The terms of the STRYPES permit ML & Co., from and after a Tax Event Date, to redeem the STRYPES, in whole but not in part, at the Tax Event Redemption Price (as such terms are defined in the Supplemental Indenture referred to below), consisting of a specified number of shares of Cox Common Stock and an amount of cash determined as set forth in the Supplemental Indenture (such amount of cash payable upon redemption being hereinafter referred to as the "Redemption Cash Component").

     WHEREAS, ML & Co. has agreed, pursuant to an underwriting agreement dated the date hereof (the "Underwriting Agreement") among ML & Co., CEI and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), to issue and sell to the Underwriter an aggregate of 8,500,000 STRYPES (the "Initial STRYPES") and, at the Underwriter's option, all or any part of 1,275,000 additional STRYPES (the "Option STRYPES") to cover over-allotments, if any.

     WHEREAS, the STRYPES are to be issued under an indenture, dated as of April 1, 1983 and restated as of April 1, 1987 (as amended and supplemented, the "Principal Indenture"), between ML & Co. and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"), as further amended and supplemented by the Eighth Supplemental Indenture, dated as of May __, 1996 (the "Supplemental Indenture"), between ML & Co. and the Trustee, relating to the STRYPES. The Principal Indenture, as amended and supplemented by the Supplemental Indenture, is hereinafter referred to as the "Indenture."

- -------------
/SM/  Service mark of Merrill Lynch & Co., Inc.

     WHEREAS, in order to obtain the cash and/or shares of Cox Common Stock, including any Distributed Assets required to be delivered to ML & Co. pursuant to the Subsidiary STRYPES (the "Distributed Assets"), (or, in the event there shall occur a Reorganization Event, cash, securities and/or other property in lieu thereof) required to satisfy its obligations under the STRYPES, ML & Co. has agreed to purchase from MLCS, and MLCS has agreed to sell to ML & Co., (i) concurrent with the issuance and sale of the Initial STRYPES, an obligation of MLCS in the form of Exhibit A hereto, the aggregate principal amount of which will be equal to the net proceeds to ML & Co. from the sale of the Initial STRYPES, less an amount equal to certain of ML & Co.'s expenses in connection with the offering of the Initial STRYPES, and the payment terms (other than the interest rate) of which will be identical to the payment terms of the Initial STRYPES (the "Initial Subsidiary STRYPES") and (ii) concurrent with each issuance and sale of any Option STRYPES, an additional obligation of MLCS in the form of Exhibit A hereto, the aggregate principal amount of which will be equal to the net proceeds to ML & Co. from the sale of such Option STRYPES, less an amount equal to certain of ML & Co.'s expenses in connection with the offering of the Option STRYPES, and the payment terms (other than the interest rate) of which will be identical to the payment terms of such Option STRYPES (an "Option Subsidiary STRYPES"); the Initial Subsidiary STRYPES and each Option Subsidiary STRYPES are hereinafter collectively referred to as the "Subsidiary STRYPES."

     WHEREAS, CEI, through its wholly-owned subsidiary Cox Holdings, Inc. ("Cox Holdings"), owns a number of shares of Cox Common Stock in excess of the maximum number that would be required by MLCS to satisfy its obligations under the Subsidiary STRYPES.

     WHEREAS, in exchange for certain consideration to be paid by MLCS and to be established hereunder, MLCS and CEI desire to provide for the Periodic Payments (as defined herein) and for the future acquisition, sale and delivery of that number of shares of Cox Common Stock, including any Distributed Assets, (or, in the event there shall occur a Reorganization Event, cash, securities and/or other property in lieu thereof) that would be required by MLCS to pay and discharge the Subsidiary STRYPES on the Maturity Date or redeem the Subsidiary STRYPES on the Redemption Date, without taking into account any default with respect to the Subsidiary STRYPES or any acceleration of the maturity of the Subsidiary STRYPES resulting therefrom. The number of shares of Cox Common Stock, including any Distributed Assets, (or, in the event there shall occur a Reorganization Event, such cash, securities and/or other property in lieu thereof) that would be required to pay and discharge the Subsidiary STRYPES on the Maturity Date, without taking into account any default with respect to the Subsidiary STRYPES or any acceleration of the maturity of the Subsidiary STRYPES resulting therefrom, are hereinafter referred to as the "Maturity Contract Shares", and the number of shares of Cox Common Stock, including any Distributed Assets, (or, in the event there shall occur a Reorganization Event, such cash, securities and/or other property in lieu thereof) that would be required to redeem the Subsidiary STRYPES on the Redemption Date, without taking into account any default with respect to the Subsidiary STRYPES or any acceleration of the maturity of the Subsidiary STRYPES resulting therefrom are hereinafter referred to as the "Redemption Contract Shares"; the Maturity Contract Shares and the Redemption Contract Shares are hereinafter collectively referred to as the "Contract Shares".

     WHEREAS, CEI and MLCS desire that, at the option of CEI, the respective future acquisition, sale and delivery obligations with respect to the Maturity Contract Shares can be settled entirely, but not less than entirely, through cash settlement in lieu of delivery of the Maturity Contract Shares.

     WHEREAS, CEI will initially place in escrow, pursuant to an Escrow Agreement dated as of May 29, 1996 (the "Escrow Agreement"), among MLCS, CEI and The First National Bank of Chicago, as escrow agent (the "Escrow Agent"), an aggregate of 13,294,000 shares of Cox Common Stock.

     WHEREAS, CEI will agree, pursuant to a Collateral Agreement dated as of May 29, 1996 (the "Collateral Agreement"), among MLCS, CEI and The First National Bank of Chicago, as collateral agent (the "Collateral Agent"), under the circumstances set forth therein, to pledge and grant to MLCS a first priority lien on, and security interest in, and right to set off against, all of CEI's right, title and interest in and to the shares of Cox Common Stock (or, in the event there shall occur a Reorganization Event, cash, securities and/or other property in lieu thereof) held thereunder.

     WHEREAS, the ownership, voting rights and rights to receive any dividends or other distributions in respect of the Escrow Shares (as defined herein) shall remain with CEI unless and until delivery, if any, of such Escrow Shares to MLCS pursuant to the provisions of this Agreement.

     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                       1.

                                  Definitions
                                  -----------


     1.1.  Definitions.  Capitalized words and phrases used herein and not
           -----------
otherwise defined shall have the meanings ascribed to them in the Supplemental Indenture.

                                       2.

   Periodic Payments and Future Delivery of Maturity Contract Shares or Cash
   -------------------------------------------------------------------------
Settlement
- ----------


     2.1.  Periodic Payments; Acquisition, Sale and Delivery.  On the basis of
           -------------------------------------------------
the representations and warranties herein set forth and subject to the terms and conditions herein set forth, (i) CEI agrees to make the periodic payments to MLCS required by Section 2.3 hereof, and (ii) on the Maturity Date Closing (as defined in Section 2.4 hereof), CEI agrees to assign, transfer, convey and deliver to MLCS (or to cause Cox Holdings to assign, transfer, convey and deliver to MLCS), and MLCS agrees to acquire from CEI (or Cox Holdings), the Maturity Contract Shares.

     2.2.  Consideration.
           -------------

     (a) The consideration to be paid by MLCS in exchange for CEI's obligations hereunder to make the Periodic Payments and to deliver (or cause to be delivered) the Contract Shares in respect of the Initial Subsidiary STRYPES (the "Firm Consideration Amount") shall be $188,572,500 in cash. Upon the terms and subject to the conditions of this Agreement, MLCS shall deliver to CEI the Firm Consideration Amount on May 29, 1996 (the "Firm Payment Date") at the offices of Brown & Wood, One World Trade Center, New York, New York 10048, or at such other place as shall be agreed upon by MLCS and CEI.

     (b) ML & Co. shall deliver promptly to MLCS and CEI notice of any exercise by the Underwriter of its option to purchase any Option STRYPES, stating the number of Option STRYPES as to which the Underwriter is then exercising the option and the time and date of payment and delivery for such Option STRYPES (any such time and date of delivery, a "Date of Delivery"). The consideration to be paid by MLCS in exchange for CEI's obligations hereunder to make the Periodic Payments and to deliver (or cause to be delivered) the Contract Shares in respect of any Option Subsidiary STRYPES (the "Option Consideration Amount") shall be an amount in cash equal to 100% of the aggregate principal amount of such Option Subsidiary STRYPES. Upon the terms and subject to the conditions of this Agreement, MLCS shall deliver to CEI the Option Consideration Amount on the related Date of Delivery at the offices of Brown & Wood, One World Trade Center, New York, New York 10048, or at such other place as shall be agreed upon by MLCS and CEI.

     (c) Payment of the Firm Consideration Amount and the Option Consideration Amount shall be made by Fedwire transfer of immediately available funds to an account designated by CEI, or such other form of payment specified by CEI, against delivery by CEI or Cox Holdings to the Escrow Agent of the number of shares of Cox Common Stock, including any Distributed Assets, (or, in the event there shall occur a Reorganization Event, cash, securities and/or other property in lieu thereof) necessary to comply with CEI's obligations under Section 6.1 hereof.

     2.3.  Periodic Payments.  (a)  On or prior to 10:00 a.m., New York City
           -----------------
time, on September 1, 1996 and on each March 1, June 1, September 1, and December 1, to and including June 1, 1999, CEI shall pay to MLCS, by Fedwire transfer of immediately available funds to an account designated by MLCS, an amount equal to the total interest payments due on the Subsidiary STRYPES on such dates (each such payment being hereinafter referred to as a "Periodic Payment").

     (b) Any Periodic Payment (or portion thereof) not paid when due shall bear interest until paid in full at a rate per annum equal to the Prime Rate plus 2% per annum. For purposes of the foregoing, "Prime Rate" shall mean, for any day, the prime rate quoted in The Wall Street

Journal (New York Edition) for the immediately preceding Business Day; provided, however, if more than one rate is so quoted, the Prime Rate shall be the average of the prime rates so quoted.

     2.4.  Delivery upon Maturity.  Consummation of the acquisition, sale and
           ----------------------
delivery of the Maturity Contract Shares shall take place on a date mutually agreeable to MLCS and CEI, not later than one (1) Trading Day prior to the Maturity Date (or such later date acceptable to MLCS so as to permit MLCS to meet its obligations under the Subsidiary STRYPES) (the "Maturity Date Closing"). Delivery of the certificates representing the Maturity Contract Shares (unless the Maturity Contract Shares are represented by one or more global certificates registered in the name of a depositary or a nominee of a depositary, in which event MLCS's interest in such Maturity Contract Shares shall be noted in a manner satisfactory to MLCS and its counsel) shall be made at the offices of MLCS, or at such other place as shall be agreed upon by MLCS and CEI. Any certificates for the Maturity Contract Shares delivered shall be registered in MLCS's name (or endorsed in blank or otherwise registered as requested by MLCS).

     2.5.  Cash Settlement.  Notwithstanding the provisions of Sections 2.1 and
           ---------------
2.4 hereof, CEI shall have the option, exercisable in its sole discretion, to require that its obligation contained therein be settled, in whole, through a cash payment at the Maturity Date Closing in lieu of delivery of the Maturity Contract Shares. The amount of such cash settlement payment shall be equal to the value of the Maturity Contract Shares at the Maturity Price (the "Share Value"). On or prior to the day seven Business Days preceding the Maturity Date (or such later date acceptable to MLCS so as to permit MLCS to meet its obligations under the Subsidiary STRYPES), CEI shall notify MLCS whether it will exercise its option to require cash settlement pursuant to this Section 2.5.

     2.6.  Maturity Date Closing Condition.  If a Reorganization Event shall
           -------------------------------
have occurred, CEI's right to deliver (or cause to be delivered) to MLCS hereunder securities and/or other property received pursuant to such Reorganization Event shall be conditioned upon such securities and/or other property so delivered being (a) transferable after such delivery without contemporaneous registration under the Securities Act of 1933, as amended (the "1933 Act"), and (b) free of any transfer restrictions. If the condition set forth in the preceding sentence shall not be satisfied, then, notwithstanding the provisions hereof, the parties respective obligations contained in clause
(ii) of Section 2.1 shall be settled, in whole, through a cash payment at the Maturity Date Closing in lieu of delivery of the Maturity Contract Shares as provided in Section 2.5.

                                       3.

                       Early Satisfaction and Discharge
                        --------------------------------

     3.1.  Early Satisfaction and Discharge.  Except as provided in Section 8.1
           --------------------------------
hereof, CEI shall have the option, exercisable at any time from and after the Tax Event Date, to require that the parties satisfy and discharge their respective obligations hereunder, on a date fixed by CEI for early settlement (the "Early Settlement Date Closing" and, together with the Maturity Date Closing, a "Closing"), in the following manner:

          (i) CEI shall assign, transfer, convey and deliver to MLCS (or shall cause Cox Holdings to assign, transfer, convey and deliver to MLCS), and MLCS shall acquire from CEI (or Cox Holdings), the Redemption Contract Shares; and

          (ii) CEI shall deliver to MLCS the Redemption Cash Component.

CEI shall provide notice of its intention to require early satisfaction and discharge of this Agreement to MLCS and ML & Co. not less than 15 nor more than 30 calendar days prior to the Early Settlement Date Closing (or at such other time as shall be acceptable to both MLCS and ML & Co. that will permit ML & Co. to meet its obligations under Section 402 of the Supplemental Indenture).

     3.2.  Payment and Delivery.  Consummation of the acquisition, sale and
           --------------------
delivery of the Redemption Contract Shares and delivery of the Redemption Cash Component shall take place at the Early Settlement Date Closing. Payment of the Redemption Cash Component shall be made by Fedwire transfer of immediately available funds to an account designated by MLCS, or such other form of payment specified by MLCS. Delivery of the certificates representing the Redemption Contract Shares (unless the Redemption Contract Shares are represented by one or more global certificates registered in the name of a depositary or a nominee of a depositary, in which event MLCS's interest in such Redemption Contract Shares shall be noted in a manner satisfactory to MLCS and its counsel) shall be made at the offices of MLCS, or at such other place as shall be agreed upon by MLCS and CEI. Any certificates for the Redemption Contract Shares delivered shall be registered in MLCS's name (or endorsed in blank or otherwise registered as requested by MLCS).

                                       4.

                     Representations and Warranties of CEI
                     -------------------------------------

     CEI represents and warrants to MLCS as of the date hereof and as of the date of each Closing as follows:

     (a) CEI has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     (b) This Agreement, the Escrow Agreement and the Collateral Agreement have been duly authorized, executed and delivered by CEI and (assuming the due authorization, execution and delivery by the other parties thereto) constitute valid and binding agreements of CEI, enforceable against CEI in accordance with their respective terms, except as the enforcement hereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (c) (i) At the date hereof, Cox Holdings is the sole registered owner of and has all rights in and to at least 14,000,000 shares of Cox Common Stock, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; and (ii) to the extent CEI elects to deliver the Contract Shares at Closing, upon delivery of such Contract Shares against payment therefor pursuant to this Agreement, MLCS will be the sole registered owner of such Contract Shares and, assuming MLCS purchased for value in good faith and without notice of any adverse claim, MLCS will have acquired all rights in and to such Contract Shares, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

     (d) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery or performance by CEI of this Agreement, the Escrow Agreement or the Collateral Agreement or the consummation by CEI or Cox Holdings of the transactions contemplated herein and therein, except such as have been already obtained or as may be required under the 1933 Act or the rules and regulations promulgated thereunder or state securities laws; and CEI has full right, power and authority to enter into this Agreement, the Escrow Agreement and the Collateral Agreement and to sell, assign, transfer and deliver (or cause to be sold, assigned, transferred and delivered) the Contract Shares pursuant to this Agreement.

     (e) The execution, delivery and performance by CEI of this Agreement, the Escrow Agreement and the Collateral Agreement and the consummation by CEI or Cox Holdings of the transactions contemplated herein and therein and compliance by CEI with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any shares of Cox Common Stock owned by CEI or Cox Holdings pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument to which CEI or Cox Holdings is a party or by which CEI or Cox Holdings is bound, or to which any shares of Cox Common Stock owned by CEI or Cox Holdings is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, materially and adversely affect the ability of CEI to perform its obligations under this Agreement, the Escrow Agreement and the Collateral Agreement), nor will such action result in any violation of the provisions of the charter or by-laws of CEI or Cox Holdings, or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over CEI or Cox Holdings or any of their respective assets, properties or operations (except for violations that would not, singly or in the aggregate, materially and adversely affect the ability of CEI to perform its obligations under this Agreement, the Escrow Agreement and the Collateral Agreement).

                                 5.

                     Representations and Warranties of MLCS
                     --------------------------------------

     MLCS represents and warrants to CEI as of the date hereof and as of the date of each Closing as follows:

     (a) MLCS has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     (b) This Agreement, the Escrow Agreement and the Collateral Agreement have been duly authorized, executed and delivered by MLCS and (assuming the due authorization, execution and delivery by the other parties thereto) constitute valid and binding agreements of MLCS, enforceable against MLCS in accordance with their respective terms, except as the enforcement hereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement hereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (c) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery or performance by MLCS of this Agreement, the Escrow Agreement and the Collateral Agreement or the consummation by MLCS of the transactions contemplated herein and therein, except such as have been already obtained or as may be required under the 1933 Act or the rules and regulations promulgated thereunder or state securities laws; and MLCS has full right, power and authority to enter into this Agreement, the Escrow Agreement and the Collateral Agreement and to purchase the Contract Shares pursuant to this Agreement.

     (d) The execution, delivery and performance by MLCS of this Agreement, the Escrow Agreement and the Collateral Agreement and the consummation by MLCS of the transactions contemplated herein and therein and compliance by MLCS with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of MLCS pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument to which MLCS is a party or by which MLCS is bound, or to which any of the property or assets of MLCS is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, materially and adversely affect the ability of MLCS to perform its obligations under this Agreement, the Escrow Agreement and the Collateral Agreement), nor will such action result in any violation of the provisions of the charter or by-laws of MLCS, or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over MLCS or any of its assets, properties or operations (except for violations that would not, singly or in the aggregate, materially and adversely affect the ability of MLCS to perform its obligations under this Agreement, the Escrow Agreement and the Collateral Agreement).

                                       6.

                                   Covenants
                                   ---------

     6.1.  Escrow.  (a)  CEI shall cause to be held during the term of this
           ------
Agreement:

          (i) collectively by the Escrow Agent in the Maximum Share Escrow Account under the Escrow Agreement and by the Collateral Agent in the Maximum Share Collateral Account under the Collateral Agreement an aggregate number of shares of Cox Common Stock and any Distributed Assets (or, in the event there shall occur a Reorganization Event, cash, securities and/or other property in lieu thereof) at least equal to the maximum number of shares of Cox Common Stock and any Distributed Assets (or, in the event there shall occur a Reorganization Event, cash, securities and/or other property in lieu thereof) that would be required by MLCS to pay and discharge all Subsidiary STRYPES on the Maturity Date (the "Maximum Contract Shares"); and

          (ii) collectively by the Escrow Agent in the Periodic Payment Escrow Account under the Escrow Agreement and by the Collateral Agent in the Periodic Payment Collateral Account under the Collateral Agreement an aggregate number of shares of Cox Common Stock (or such other assets permitted by the Escrow Agreement and the Collateral Agreement) (the "Periodic Payment Shares" and, together with the Maximum Contract Shares, the "Escrow Shares") so that the fraction (expressed as a percentage) obtained by dividing (x) the sum of all Periodic Payments due and unpaid and to become due on or prior to the Maturity Date by (y) the total value of the Periodic Payment Shares then held by the Escrow Agent and the Collateral Agent, based upon the Closing Price at the end of each calendar month (the "Specified Percentage") at the date hereof shall be 50% and at the times hereafter shall be less than or equal to 60%. In the event the Specified Percentage exceeds 60%, CEI shall promptly effect deliveries pursuant to the Escrow Agreement and/or the Collateral Agreement such that immediately following such delivery the Specified Percentage is 50% or less and CEI is in compliance with its obligations under the Escrow Agreement and the Collateral Agreement.

     (b) CEI shall cause the Escrow Shares to bear the legends required by the Escrow Agreement and the Collateral Agreement, and to cause the required orders to be given to the Transfer Agent for the Cox Common Stock in order to restrict the transfer thereof.

     6.2.  Collateral.  If at any time after the date hereof (i) the credit
           ----------
rating assigned by Moody's Investors Services, Inc. ("Moody's") to the long-term senior unsecured debt of CEI ("Senior Debt") shall be lowered by Moody's or (ii) the credit rating assigned by Standard &

Poor's Ratings Services, a division of McGraw Hill, Inc. ("S&P"), to the Senior Debt shall be lowered by S&P, then CEI shall deliver, or cause to be delivered by the Escrow Agent, to the Collateral Agent to be held as collateral pursuant to the Collateral Agreement, a number of Escrow Shares so that, immediately after such delivery, the total number of Escrow Shares held as collateral pursuant to the terms of the Collateral Agreement is equal to the sum of (x) the Applicable Percentage of the Periodic Payment Shares and (y) the Applicable Percentage of the Maximum Contract Shares. Each Applicable Percentage shall be determined based upon the lower of the credit ratings assigned to the Senior Debt by Moody's and S&P (or, if only one of Moody's or S&P has assigned a rating to the Senior Debt, such rating) or a substitute rating agency or agencies as follows:


                                      Applicable
        Credit Ratings                Percentage
        --------------                -----------
                                 Periodic     Maximum
                                 Payment      Contract
      Moody's          S&P       Shares       Shares
      -------          ---       ---------    --------
 Baa1 or higher    A- or higher           0%       0%
                   BBB+                 100%       0%
 Baa2              BBB                  100%      25%
 Baa3              BBB-                 100%      75%
Below Baa3         Below BBB-           100%     100%

In the event the Senior Debt is not rated by Moody's or S&P or if a Collateral Event of Default has occurred and is continuing, the Applicable Percentage of Periodic Payment Shares and the Applicable Percentage of Maturity Contract Shares shall each be 100%.

     6.3. No Default.  CEI agrees that at all times from the date hereof through
          ----------
the Closing hereunder, it will conduct its affairs so that compliance with its obligations hereunder and under the Escrow Agreement and the Collateral Agreement do not and will not result in any violation of its charter or by-laws or conflict with or constitute a breach or default (or in any situation that, with the giving of notice or the passage of time, or both, would result in default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which CEI is a party or by which it may be bound or to which any of the property or assets of CEI is subject.

     6.4. Taxes.  (a)  CEI shall pay any and all documentary, stamp, transfer or
          -----
similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of the Contract Shares pursuant hereto.

     (b)  MLCS and CEI hereby agree:

          (i) to treat, for all United States Federal, state and local tax purposes, this Agreement as a unit (a "Unit") consisting of (A) a debt instrument (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the total Firm Consideration Amount and the Option Consideration Amount (the "Total Consideration Amount") payable by MLCS hereunder and bearing interest in an amount equal to the Periodic Payments and (B) a forward contract (the "Forward Contract") pursuant to which MLCS is irrevocably committed to use the principal payment due on the Debt Instrument to purchase on the Maturity Date or the Early Settlement Date Closing the Contract Shares which CEI is obligated to deliver at that time (subject to CEI's right to deliver cash with an equal value in lieu of the Contract Shares), which treatment will require, among other things, MLCS to include currently in income as ordinary interest the Periodic Payments that are made under this Agreement by CEI in accordance with MLCS's regular method of tax accounting and to include in income as ordinary interest original issue discount in an amount equal to 1.4% of the Total Consideration Amount under a constant yield method.

          (ii) to allocate $185,932,485 of the Firm Consideration Amount to the Debt Instrument component and to allocate the remaining $2,640,015 of the Firm Compensation Amount to the Forward Contract component, and to allocate 98.6% of the Option Consideration Amount to the Debt Instrument component and to allocate 1.4% of the Option Consideration Amount to the Forward Contract component;

          (iii) to file all United States Federal, state and local income, franchise and estate tax returns consistent with the treatment of this Agreement as a Unit consisting of the Debt Instrument and the Forward Contract and consistent with the allocation described above in (ii) (in the absence of any change or clarification in applicable law, by regulation or otherwise, requiring a different characterization or treatment of this Agreement).

     6.5.  Amounts Due to Trustee. ML & Co. shall pay any and all amounts due to
           ----------------------
the Trustee under Section 607 of the Indenture.

     6.6.  Certain Notices.  (a)  ML & Co. shall notify MLCS and CEI of any
           ---------------
notice of default with respect to the STRYPES received by ML & Co. from the Trustee or any holders of STRYPES pursuant to the Indenture as promptly as reasonably practicable after receipt thereof.

     (b) In case at any time while any of the STRYPES are outstanding CEI receives notice that:

          (i) Cox shall declare a dividend (or any other distribution) on or in respect of the Cox Common Stock to which Section 303(a)(i) or 303(a)(iii) of the Supplemental Indenture shall apply (other than any cash dividends and distributions, if any, paid from time to time by Cox that do not constitute Extraordinary Cash Dividends);

          (ii) Cox shall authorize the issuance to all holders of Cox Common Stock of rights or warrants to subscribe for or purchase shares of Cox Common Stock or of any other subscription rights or warrants;

          (iii) there shall occur any conversion or reclassification of Cox Common Stock (other than a subdivision or combination of outstanding shares of such Cox Common Stock) or any consolidation, merger or reorganization to which Cox is a party and for which approval of any stockholders of Cox is required, or the sale or transfer of all or substantially all of the assets of Cox; or

          (iv) there shall occur the voluntary or involuntary dissolution, liquidation, winding up or bankruptcy of Cox;

then CEI shall promptly notify MLCS and ML & Co. of such fact and of (x) the date on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Cox Common Stock of record to be entitled to such dividend, distribution or grant of rights or warrants are to be determined, or (y) the date, if known by CEI, on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding up or bankruptcy is expected to become effective.

     6.7.  No Supplemental Indentures or Amendments Without Consent.  ML & Co.
           --------------------------------------------------------
shall not, without the consent of MLCS and CEI, enter into any indenture supplemental to the Indenture that would adversely affect any obligation of CEI hereunder, including, without limitation, by increasing the consideration that CEI is obligated to deliver at Closing pursuant to this Agreement. ML & Co. and CEI shall not, without the consent of CEI, amend the Subsidiary STRYPES in any respect that would adversely affect any obligation of CEI hereunder, including, without limitation, by increasing the consideration that CEI is obligated to deliver at Closing pursuant to this Agreement.

     6.8.  Limitations on Trading During Certain Days.  Each of CEI and ML & Co.
           ------------------------------------------
hereby agrees that it will not, and it will cause each of its Majority-Owned Subsidiaries not to, buy or sell shares of Cox Common Stock for their own account during the 20 Trading Days immediately prior to the second Trading Day preceding the Maturity Date or any Redemption Date of the STRYPES (or, in the case of a Tax Event (as defined in the Supplemental Indenture) that occurs less than 20 Trading Days prior to a Redemption Date, during the period from and after the occurrence of such Tax Event). For purposes hereof, "Majority-Owned Subsidiaries" with respect to either party means a subsidiary more than 50% of whose outstanding securities representing the right to vote for the election of directors is owned by such party and/or one or more of such party's other Majority-Owned Subsidiaries.

     6.9.   Payment and Discharge of STRYPES.  MLCS agrees that it shall pay and
            --------------------------------
discharge its obligations under the Subsidiary STRYPES by delivering to ML & Co. on the Maturity Date the form of consideration that it receives from CEI hereunder. ML & Co. agrees that it shall pay and discharge its obligations under the STRYPES by delivering to the holders of the STRYPES on the Maturity Date the form of consideration that it receives from MLCS under the Subsidiary STRYPES.

     6.10.  Redemption.  In the event that CEI exercises its option granted
            ----------
pursuant to Section 3.1 hereof, MLCS agrees that it shall effect the redemption of the Subsidiary STRYPES and ML & Co. agrees that it shall effect the redemption of the STRYPES.

     6.11.  Further Assurances.  From time to time on and after the date hereof
            ------------------
through the date of Closing, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement in accordance with the terms and conditions hereof, including (i) using best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

                                       7.

                             Conditions to Closing
                             ---------------------

     7.1.  CEI's Conditions to Each Closing.  CEI's obligation to consummate the
           --------------------------------
transactions contemplated hereunder is conditioned upon (i) the purchase and sale of the Initial STRYPES pursuant to the Underwriting Agreement having been consummated as contemplated therein, (ii) CEI having received, at or prior to the date of such Closing, notice from MLCS specifying the number of shares of Cox Common Stock and any Distributed Assets, or such cash, securities or other property as may have been received in a Reorganization Event, that would be required by MLCS to pay and discharge all of the Subsidiary STRYPES on the Maturity Date or to redeem all of the Subsidiary STRYPES on the Redemption Date, as applicable, without taking into account any default with respect to the Subsidiary STRYPES or any acceleration of the maturity of the Subsidiary STRYPES resulting therefrom, (iii) the representations and warranties of MLCS contained in Article 5 hereof being true and correct as of the date of such Closing, and
(iv) the performance by MLCS and ML & Co. of their respective covenants and other obligations hereunder.

     7.2.  MLCS's Conditions to each Closing.  MLCS's obligation to consummate
           ---------------------------------
the transactions contemplated hereunder is conditioned upon (i) the purchase and sale of the Initial STRYPES pursuant to the Underwriting Agreement having been consummated as contemplated therein, (ii) the representations and warranties of CEI contained in Article 4 hereof being true and correct as of the date of such Closing, and (iii) the performance by CEI of its covenants and other obligations hereunder.

                                       8.

                            Acceleration of Delivery
                            ------------------------

     8.1.  Events of Default; Acceleration of Delivery.  If one or more of the
           -------------------------------------------
following events (each an "Event of Default") shall occur:

          (i) CEI shall fail to make any Periodic Payment when due, and such failure shall continue for a period of three (3) days;

          (ii) CEI shall commence a voluntary case or other proceeding seeking a liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall take any corporate action to authorize any of the foregoing;

          (iii) an involuntary case or other proceeding shall be commenced against CEI seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against CEI, under the federal bankruptcy laws as now or hereafter in effect; or

          (iv) a Collateral Event of Default within the meaning of the Collateral Agreement;

then, (A) the Periodic Payment Shares and the Maximum Contract Shares (together, the "Aggregate Acceleration Value") shall become immediately deliverable and payable by CEI to MLCS in accordance with the Escrow Agreement and the Collateral Agreement and (B) CEI's rights under Sections 2.5 and 3.1 hereof shall terminate immediately.

                                      9.

                                 Miscellaneous
                                 -------------

     9.1.  Adjustments of Payment Rate Formula; Selection of Independent
           -------------------------------------------------------------
Investment Banking Firm.  MLCS shall provide CEI reasonable opportunity to
- -----------------------
review the calculations pertaining to any adjustment of the Payment Rate Formula made pursuant to Section 303 of the Supplemental Indenture. If, pursuant to the terms and conditions of the Supplemental Indenture and the Subsidiary STRYPES, MLCS shall be required to retain a nationally recognized independent investment banking firm for any purpose provided in the Supplemental Indenture or the Subsidiary STRYPES, such nationally recognized independent investment banking firm shall be selected and retained by MLCS only after consultation with CEI and shall be reasonably acceptable to CEI.

     9.2.  Notices.  All notices and other communications hereunder shall be in
           -------
writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to MLCS shall be directed to it at North Tower, World Financial Center, New York, New York 10281-1322, attention of _______________, with a copy to the Treasurer of ML & Co. at World Financial Center, South Tower, New York, New York, 10080-6105; notices to CEI shall be directed to it at 1400 Lake Hearn Drive, Atlanta, Georgia 30319, attention of Treasurer.

     9.3.  Governing Law; Consent to Jurisdiction.  This Agreement shall be
           --------------------------------------
governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such State. For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, the parties hereto hereby expressly and irrevocably consent and submit to the non-exclusive jurisdiction of any competent court in the place of its domicile and any United States Federal court sitting in the Borough of Manhattan, City and State of New York, and expressly and irrevocably waive, to the extent permitted under applicable law, any immunity from the jurisdiction thereof and any claim or defense in such suit, action or proceeding based on a claim of improper venue, forum non conveniens or any similar basis to which it might otherwise be entitled.

     9.4.  Entire Agreement. Except as expressly set forth herein, this
           ----------------
Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement.

     9.5.  Amendments; Waivers.  Any provision of this Agreement may be amended
           -------------------
or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by MLCS, ML & Co. and CEI or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.6.  Successors, Assigns.  The provisions of this Agreement shall be
           -------------------
binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     9.7.  No Third Party Rights.  This Agreement is not intended and shall not
           ---------------------
be construed to create any rights in any person other than CEI, MLCS and ML & Co. and no person shall assert any rights as third party beneficiary hereunder.

     9.8.  Counterparts.  This Agreement may be signed in any number of
           ------------
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.




MERRILL LYNCH CAPITAL SERVICES, INC.         COX ENTERPRISES, INC.



By___________________________________        By______________________________
 Name:                                         Name:
 Title:                                        Title:


MERRILL LYNCH & CO., INC.



By___________________________________
 Name:
 Title: